Exhibit 99.1

CombiMatrix Corporation Reports 2015 Fourth Quarter and Full Year

Financial and Operating Results

Revenue Growth of 21% for the Quarter Driven by Record Miscarriage Analysis

and Pre-implantation Genetic Screening Test Volumes

Conference Call Begins Today at 4:30 p.m. Eastern Time

IRVINE, Calif. (February 17, 2016) — CombiMatrix Corporation (NASDAQ: CBMX), a molecular diagnostics company specializing in DNA-based testing services for prenatal, miscarriage analysis and postnatal developmental disorders and pre-implantation genetic screening (PGS) services, today reported financial results for the three and 12 months ended December 31, 2015.

“Total revenues grew 21% for the quarter and featured a 33% increase in reproductive health revenue,” said Mark McDonough, CombiMatrix President and CEO.  “Late last year we announced our heightened focus on in vitro fertilization (IVF) and miscarriage analysis tests due to our historical growth in the miscarriage analysis market and recent data supporting the utilization of these tests. We are particularly pleased to announce record revenue and test volume for the quarter from both our miscarriage analysis testing and CombiPGS for fertility testing.  We also benefitted from productivity gains with our newer sales representatives hired during the second half of the year and from growth in our customer base.  Gross margins improved by 380 basis points to 46.5% in the fourth quarter due primarily to improved reimbursement on our miscarriage analysis microarray tests.  Strong cash reimbursement contributed to lower cash consumption, which declined by 25% in the fourth quarter compared with the prior-year period.

“For the year, we grew revenues by 25% while taking actions to strengthen our position in the market for prenatal and postnatal diagnostics,” added Mr. McDonough.  “In addition to expanding our sales force, we received approval to sell our prenatal diagnostics and PGS microarray tests in the state of New York.  We also strengthened our billing and payor relations teams and entered into new contracts with major insurance carriers.  To date, we have executed 21 third-party payor contracts covering more than 177 million lives, and have also executed 22 state Medicaid contracts covering more than 28 million lives.”

Fourth Quarter Financial and Operational Highlights (all comparisons are with the fourth quarter of 2014)

•                  Total revenues of $2.7 million, up 21%

•                  Reproductive health revenues of $1.9 million, up 33%

•                  Reproductive health test volume of 1,369, up 22%

•                  Number of billable customers up 7% to 243

•                  Cash collections of $2.3 million, up 21%

•                  Added 9 million lives covered from three new commercial payor contracts

	Volumes					Revenues (in 000’s)
	Q4 ‘15	Q4 ‘14	# Δ	% Δ		Q4 ‘15	Q4 ‘14	$ Δ	% Δ
Prenatal	228	277	(49)	(18%	)	$293	$364	$(71)	(20%	)
Miscarriage analysis	939	849	90	11%		1,363	1,052	311	30%
PGS	202	—	202	—		222	—	222	—
Subtotal - reproductive health	1,369	1,126	243	22%		1,878	1,416	462	33%
Pediatric	493	536	(43)	(8%	)	535	559	(24)	(4%	)
Oncology	—	1	(1)	(100%	)	—	2	(2)	(100%	)
Subtotal - all arrays	1,862	1,663	199	12%		2,413	1,977	436	22%
Non-array tests	701	626	75	12%		236	209	27	13%
Total - all tests	2,563	2,289	274	12%		2,649	2,186	463	21%
Royalties						35	31	4	13%
Total revenues						$2,684	$2,217	$467	21%
Percentage of arrays	72.6%	72.7%				91.1%	90.4%

	Volumes					Revenues (in 000’s)
	12 Mo’s. ‘15	12 Mo’s. ‘14	# Δ	% Δ		12 Mo’s. ‘15	12 Mo’s. ‘14	$ Δ	% Δ
Prenatal	1,164	996	168	17%		$1,508	$1,343	$165	12%
Miscarriage analysis	3,603	2,664	939	35%		4,830	3,728	1,102	30%
PGS	359	—	359	—		410	—	410	—
Subtotal - reproductive health	5,126	3,660	1,466	40%		6,748	5,071	1,677	33%
Pediatric	2,050	2,024	26	1%		2,222	2,064	158	8%
Oncology	—	199	(199)	(100%	)	—	181	(181)	(100%	)
Subtotal - all arrays	7,176	5,883	1,293	22%		8,970	7,316	1,654	23%
Non-array tests	2,826	1,878	948	50%		971	577	394	68%
Total - all tests	10,002	7,761	2,241	29%		9,941	7,893	2,048	26%
Royalties						147	149	(2)	(1%	)
Total revenues						$10,088	$8,042	$2,046	25%
Percentage of arrays	72%	76%				90%	93%

Financial Results

Three Months Ended December 31, 2015 and 2014

Total revenues for the fourth quarter of 2015 increased 21% to $2.7 million from $2.2 million for the fourth quarter of 2014.  Revenues for the fourth quarter of 2015 were comprised of $2.65 million of diagnostic services revenue and $35,000 in royalties.  Reproductive health diagnostic test revenue, which includes prenatal microarrays, miscarriage analysis and PGS, increased 33% to $1.9 million and related testing volumes increased 22% to 1,369.  The fourth quarter 2015 revenue increase was driven primarily by higher test volumes, particularly for miscarriage analysis and PGS, as well as by a 7% increase in quarterly billable customers to 243.

Total operating expenses were $4.2 million for the fourth quarter of 2015, compared with $3.8 million for the fourth quarter of 2014.  The increase was due primarily to an increase in cost of services related to higher test volumes, an increase in sales and marketing expenses related to sales force expansion and higher general and administrative expenses due to increased headcount, recruitment and investor relations expenses.  Gross margins for the fourth quarter of 2015 improved to 46.5% from 42.7% for the fourth quarter of 2014 due primarily to improved average reimbursement on miscarriage analysis testing.

The net loss attributable to common stockholders for the fourth quarter of 2015 was $1.7 million, or $2.02 per share, compared with a net loss attributable to common stockholders for the fourth quarter of 2014 of $1.6 million, or $2.19 per share.  The higher net loss was attributable to the recognition of $168,000 in non-cash, deemed dividends related to the modification of Series E convertible preferred stock and warrants in October of 2015 that were originally sold to investors as part of the $4.9 million equity financing completed in February 2015.

12 Months Ended December 31, 2015 and 2014

Total revenues for 2015 increased 25% to $10.1 million from $8.0 million for 2014.  Revenues for 2015 included $9.9 million in diagnostic services revenue and $147,000 in royalty revenues.

Operating expenses for 2015 decreased by $170,000 from 2014. General and administrative expenses decreased by $1.6 million driven primarily by lower litigation expenses, which were $114,000 in 2015 compared with $2.2 million in 2014. The decrease in general and administrative expenses was offset by increased cost of services related to higher test volumes and increased sales and marketing expenses due to salesforce expansion.  Research and development expenses also decreased as a result of the increased commercial focus in 2015 compared with 2014 when more new test development work was being performed.  Gross margins were 45.2% for 2015, compared with 43.8% for 2014.

The net loss attributable to common stockholders for 2015 of $7.7 million, or $9.22 per share, improved by $1.0 million from a net loss attributable to common stockholders for 2014 of $8.7 million, or $11.84 per share.  This improvement occurred despite the recognition in 2015 of $1.1 million non-cash, deemed dividends related to the issuance and modification of Series E convertible preferred stock sold to investors as part of the $4.9 million equity financing completed in February 2015.

The Company reported $3.9 million in cash, cash equivalents and short-term investments as of December 31, 2015, compared with $5.2 million as of December 31, 2014.  The Company used $1.5 million and $5.7 million in cash to fund operating activities during the fourth quarter and 12 months ended December 31, 2015, respectively, compared with $2.1 million and $8.7 million to fund operating activities during the comparable 2014 periods, respectively.  The significant decreases in net cash used to fund operating activities for the 2015 periods resulted from lower litigation expenses, coupled with improved cash reimbursement of $2.3 million and $9.3 million for the fourth quarter and 12 months ended December 31, 2015, respectively, compared with $1.9 million and $7.4 million in the comparable 2014 periods, respectively.

Conference Call and Webcast

CombiMatrix will hold an investment-community conference call and audio webcast today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time). The conference call dial-in numbers are (866) 634-2258 for domestic callers and (330) 863-3454 for international callers.  A live webcast of the call will be available at http://investor.combimatrix.com/events.cfm

A recording of the call will be available for seven days beginning approximately two hours after the completion of the call by dialing (855) 859-2056 for domestic callers or (404) 537-3406 for international callers, and entering passcode 42555328.  The webcast of the call will be archived for 30 days on the company’s website at http://investor.combimatrix.com/events.cfm.

About CombiMatrix Corporation

CombiMatrix Corporation provides valuable molecular diagnostic solutions and comprehensive clinical support to foster the highest quality in patient care. CombiMatrix specializes in prenatal diagnostics, miscarriage analysis for recurrent pregnancy loss, pediatric genetics and pre-implantation genetic screening, offering DNA-based testing for the detection of genetic abnormalities beyond what can be identified through traditional methodologies. CombiMatrix performs genetic testing utilizing a variety of advanced cytogenomic techniques, including chromosomal microarray, standardized and customized fluorescence in situ hybridization (FISH) and high-resolution karyotyping. CombiMatrix is dedicated to providing high-level clinical support for healthcare professionals in order to help them incorporate the results of complex genetic testing into patient-centered medical decision making. Additional information about CombiMatrix is available at www.combimatrix.com or by calling (800) 710-0624.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations, speak only as of the date hereof and are subject to change. All statements, other than statements of historical fact included in this press release, are forward-looking statements. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “goal,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words and include, but are not limited to, statements regarding projected results of operations and management’s future business, operational and strategic plans, recruiting efforts and test menu expansion. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement. The risks and uncertainties referred to above include, but are not limited to: our ability to successfully expand the base of our customers, add to the menu of our diagnostic tests, develop and introduce new tests and related reports, expand and improve our current suite of services, optimize the reimbursements received for our microarray testing services, and increase operating margins by improving overall productivity and expanding sales volumes; our ability to successfully accelerate sales, steadily increase the size of our customer rosters in all of our genetic testing markets; our ability to attract and retain a qualified sales force in wider geographies; our ability to ramp production from our sales; rapid technological change in our markets; changes in demand for our future services; legislative, regulatory and competitive developments; general economic conditions; and various other factors. Further information on potential factors that could affect our financial results is included in our Annual Report on Form 10-K, Quarterly Reports of Form 10-Q, and in other filings with the Securities and Exchange Commission. We undertake no obligation to revise or update publicly any forward-looking statements for any reason, except as required by law.

Company Contact:	Investor Contact:
Mark McDonough	LHA
President & CEO, CombiMatrix Corporation	Jody Cain
(949) 753-0624	(310) 691-7100
jcain@lhai.com

Tables to Follow

COMBIMATRIX CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share information)

(Unaudited)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2015	2014	2015	2014
Revenues:
Diagnostic services	$2,649	$2,186	$9,941	$7,893
Royalties	35	31	147	149
Total revenues	2,684	2,217	10,088	8,042
Operating expenses:
Cost of services	1,416	1,252	5,444	4,432
Research and development	114	139	466	725
Sales and marketing	1,321	1,163	4,979	4,349
General and administrative	1,328	1,220	5,540	7,176
Patent amortization and royalties	25	26	100	114
Impairment of cost-basis investment	—	—	97	—
Total operating expenses	4,204	3,800	16,626	16,796
Operating loss	(1,520)	(1,583)	(6,538)	(8,754)
Other income (expenses):
Interest expense, net	(17)	(34)	(63)	(61)
Warrant derivative gains	—	—	—	152
Warrant modification charge	—	—	—	(44)
Total other income (expense)	(17)	(34)	(63)	47
Net loss	$(1,537)	$(1,617)	$(6,601)	$(8,707)

Deemed dividends from issuing and modifying Series E convertible preferred stock and warrants	(168)	—	(1,058)	—
Net loss attributable to common stockholders	$(1,705)	$(1,617)	$(7,659)	$(8,707)

Basic and diluted net loss per share	$(1.82)	$(2.19)	$(7.95)	$(11.84)
Deemed dividends from issuing and modifying Series E convertible preferred stock and warrants	(0.20)	—	(1.27)	—
Basic and diluted net loss per share attributable to common stockholders	$(2.02)	$(2.19)	$(9.22)	$(11.84)

Basic and diluted weighted average common shares outstanding	845,374	737,528	830,835	735,284

CONSOLIDATED BALANCE SHEET INFORMATION:

	December 31,	December 31,
	2015	2014

Total cash, cash equivalents and short-term investments	$3,901	$5,240
Total assets	$7,922	$8,632
Total liabilities	$2,066	$1,512
Total stockholders’ equity	$5,856	$7,120

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